Atlas Financial Holdings Announces New Independent Director

Chicago, Illinois (September 7, 2021) - Atlas Financial Holdings, Inc. (OTC: AFHIF) (“we,” “us,” “our,” the “Company” or “Atlas”) today announced that effective as of September 1, 2021, the Company’s Board of Directors (the “Board”) appointed Kurt Lageschulte to the Board to fill the vacancy created by the previously announced resignation of Walter Walker. Mr. Lageschulte is the Portfolio Manager of investment funds collectively holding significant positions in the Company’s 6.625% senior unsecured notes due 2022 and the Company’s ordinary shares.

Scott D. Wollney, Atlas’ President & CEO and Chairman of the Board said, “We are excited to welcome Mr. Lageschulte to our Board. His experience in the areas of finance and corporate reorganization will be extremely valuable as we rebuild our business following the strategic shift we undertook to focus on an MGA model with the goal of both recapturing historic business and expanding the scope of our target markets.”

Additional Information
The Company will provide additional details in a Current Report on Form 8-K filed with the Securities and Exchange Commission.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, nonemergency para-transit, limousine/livery (including full-time transportation network company drivers) and business auto. Atlas’ specialized infrastructure is designed to leverage analytics, expertise and technology to efficiently and profitably provide insurance solutions for independent contractors, owner operators and other smaller accounts.

The Company’s strategy is focused on leveraging its managing general agency operation (“AGMI”) and its insuretech digital platform (“optOn”). For more information about Atlas, please visit www.atlas-fin.com, www.agmiinsurance.com, and www.getopton.com.

Forward-Looking Statements
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2020 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:

At the Company	Investor Relations
Atlas Financial Holdings, Inc.	The Equity Group Inc.
Scott Wollney, CEO	Adam Prior, Senior Vice President
847-700-8600	212-836-9606
swollney@atlas-fin.com	aprior@equityny.com
www.atlas-fin.com	www.theequitygroup.com